FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2007 FINANCIAL RESULTS
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Sales up 24%; Operating Income up 27%; Net Earnings up 30%;
12th Consecutive Year of Revenue Growth

ROSELAND, NJ – February 11, 2008 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the fourth quarter and full year ended December 31, 2007. The highlights are as follows:

Fourth Quarter 2007 Operating Highlights

  Net sales for the fourth quarter of 2007 increased 32% to $497.7 million from $378.2 million in the fourth quarter of 2006.

  Operating income in the fourth quarter of 2007 increased 34% to $61.1 million from $45.7 million in the fourth quarter of 2006.

  Net earnings for the fourth quarter of 2007 increased 43% to $38.3 million, or $0.85 per diluted share, from $26.8 million, or $0.60 per diluted share, in the fourth quarter of 2006.

Full Year 2007 Operating Highlights

  Net sales for 2007 increased 24% to $1,592.1 million from $1,282.2 million in 2006.

  Operating income in 2007 increased 27% to $179.2 million from $140.6 million in 2006.

  Net earnings in 2007 increased 30% to $104.3 million, or $2.32 per diluted share, from $80.6 million, or $1.82 per diluted share, in 2006.

  New orders received in 2007 were $1,870.4 million, up 40% compared to 2006. At December 31, 2007, our strong backlog was $1,303.8 million, up 49% from $875.5 million at December 31, 2006.

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“We are pleased to report our twelfth consecutive year of revenue growth. More importantly, we were able to achieve operating income and net earnings growth in excess of our sales growth again in 2007,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our strong operating income performance in 2007 was led by our Metal Treatment and Motion Control segments, which experienced organic operating income growth of 19% and 18%, respectively, over 2006. From a market perspective, our commercial markets had another robust year with 19% organic sales growth, driven primarily by organic growth of 45% in the oil and gas market and 13% in the commercial aerospace market. Our strong backlog is a clear indication of the success of our products and programs and provides great momentum heading into 2008. We have made significant progress on our facility expansion to build reactor coolant pumps for China’s AP1000 plants. This effort solidifies our leadership in this new advanced nuclear plant design as we remain optimistic about new nuclear power plant construction domestically and internationally. Finally we continue to invest in a number of military and commercial development programs anticipating these investments to provide future growth opportunities and improved profitability.”

Sales

Sales growth in the fourth quarter and full year was driven primarily by strong organic growth in our base businesses and contributions from our 2006 and 2007 acquisitions. Organic sales growth was 14% and 13% in the fourth quarter and the full year ended December 31, 2007, respectively, compared to the prior year periods. This organic sales growth was due to the strength of all three of our operating segments, each of which experienced double-digit organic growth as compared to the prior year periods. Our 2006 and 2007 acquisitions contributed $66.8 million and $142.1 million in incremental revenue in the fourth quarter and full year of 2007, respectively, compared to the prior year periods.

In our base businesses, higher sales from our Flow Control segment to the oil and gas and power generation markets, higher sales from our Motion Control segment to naval and aerospace defense markets and the commercial aerospace market, and higher sales from our Metal Treatment segment to most of their markets served, all contributed to the quarterly and full year organic sales growth. In addition, foreign currency translation positively impacted fourth quarter and full year 2007 sales by $5.3 million and $17.4 million, respectively, as compared to the prior year period.

Operating Income

Operating income in 2007 increased 34% and 27% for the fourth quarter and full year, respectively, over the comparable 2006 periods. Overall organic operating income growth was 21% and 20% for the fourth quarter and full year 2007, respectively, as compared to the prior year periods. The organic operating income growth in the fourth quarter was led by our Flow Control and Metal Treatment segments, which experienced strong organic growth of 23% and 15%, respectively, over the prior year periods. The improvement in these segments was mainly due to higher volume and cost controls. The Flow Control segment also benefited from operating efficiencies gained in 2007. Organic operating income for our Motion Control segment decreased 3%, mainly due to less favorable sales mix, increased development work, unfavorable foreign currency translation, as well as strategic investments on certain development contracts which we anticipate will provide us entry into new market segments and programs. Our 2006 and 2007 acquisitions contributed $5.3 million and $10.3 million of incremental operating income in the fourth quarter and full year 2007, respectively.

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Our consolidated operating margin increased 20 basis points in the fourth quarter and 30 basis points for the full year of 2007 as compared to the prior year periods. Non-segment corporate operating expense decreased $3.4 million and $7.5 million for the fourth quarter and full year of 2007, respectively, over the comparable prior year periods. Foreign currency translation unfavorably impacted operating income by $3.3 million and $2.6 million for the fourth quarter and full year of 2007, respectively, compared to the prior year periods.

Net Earnings

Net earnings increased 43% and 30% for the fourth quarter and full year 2007, respectively, over 2006. The improvement was achieved by strong operating income and higher non-operating income, primarily the result of higher investment income associated with higher average cash balances in 2007. Our effective tax rate for 2007 was 32.2% versus 31.5% for 2006. Higher interest expense for the fourth quarter and full year 2007 was due to higher debt levels resulting from our recent acquisitions and slightly higher interest rates, as compared to the prior year period.

Cash Flow

Net cash provided by operating activities for the full year 2007 was $139.1 million, down slightly from the $143.9 million in 2006. Our 2007 free cash flow, defined as cash flow from operations less capital expenditures, was $84.7 million for 2007 as compared to $103.7 million in 2006. Higher capital expenditures, inventory, and receivables to support increased sales were partially offset by higher earnings and advance payments.

Segment Performance

Flow Control – Sales for the fourth quarter of 2007 were $254.6 million, up 52% over the comparable period last year due to solid organic growth and the contribution from the 2006 and 2007 acquisitions. Organic sales growth was 15% in the fourth quarter of 2007 over the comparable prior year period. This organic sales growth was driven by higher sales to the oil and gas market, led by increased demand for our coke deheading systems, as well as strong sales of other products and services within the market. In addition, higher commercial nuclear power sales resulted from the timing of customer maintenance and replacement schedules and the addition of new teaming partners. These market improvements were partially offset by lower sales to the U.S. Navy due to the timing of their procurement cycles for the aircraft carrier and submarine programs. In the fourth quarter of 2007, acquisitions made since September 30, 2006 contributed $60.9 million in incremental sales over the comparable prior year period. Sales of this segment were positively affected by foreign currency translation of $0.5 million in the fourth quarter of 2007 compared to the prior year period.

Operating income for this segment increased 47% in the fourth quarter of 2007 over the comparable prior year period. This segment achieved organic operating income growth of 23% in the fourth quarter of 2007 mainly due to higher sales volume and improved operating performance resulting from our businesses that were consolidated in 2006. Operating margin was down slightly in 2007 as the above benefits were offset by less favorable product mix. This segment continues to invest in development programs, which have an adverse impact on the margins in the short-term, but should provide good growth opportunities in the future. In the

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fourth quarter of 2007, acquisitions made since September 30, 2006 contributed $5.7 million in incremental operating income over the comparable prior year period. Operating income of this segment was unfavorably affected by foreign currency translation of $1.3 million in the fourth quarter of 2007 compared to the prior year period.

Motion Control – Sales for the fourth quarter of 2007 were $178.3 million, an increase of 17% over the comparable period last year. This improvement was due primarily to organic sales growth of 13% and the incremental contribution from our 2007 acquisition of $5.9 million. The organic sales growth was driven by higher sales of embedded computing and marine defense products to the naval and aerospace defense markets. These increases were mainly driven by increased demand for our products and new programs, such as the Future Combat System and DDG Destroyer. In addition, higher sales of sensors and controllers to the general industrial market also contributed to the sales improvement. Sales of this segment were favorably affected by foreign currency translation of $2.3 million in the fourth quarter of 2007 compared to the prior year period.

Operating income for this segment decreased 3% for the fourth quarter of 2007 over the comparable prior year period. The benefit of the higher sales volume noted above and cost reduction efforts was more than offset by less favorable mix in our commercial aerospace and military markets, which included more development on key programs. In addition we made strategic investments on certain new development contracts within our embedded computing business which should enable us to gain entry into new market segments. This segment also increased its research and development activities to support other strategic initiatives. Foreign currency translation negatively impacted operating income by $2.7 million in the fourth quarter of 2007 compared to the prior year period, primarily due to our Canadian operations.

Metal Treatment – Sales for the fourth quarter of 2007 of $64.8 million were 13% higher than the comparable period last year, all of which was organic growth. This segment experienced growth in all of its markets and primary service offerings. The main drivers were higher global shot peening revenues, primarily in the commercial and defense aerospace and automotive markets, along with strong demand in the specialty coatings business from the general industrial markets. Sales of this segment were favorably affected by foreign currency translation of $2.5 million in the fourth quarter of 2007 compared to the prior year period.

Operating income increased 15% for the fourth quarter of 2007 as compared to the prior year period, primarily as a result of the higher sales volume. Operating income of this segment was favorably affected by foreign currency translation of $0.7 million in the fourth quarter of 2007 compared to the prior year period.

2008 Management Guidance

For the full year 2008, management expects to achieve total revenues in the range of $1.83 billion and $1.85 billion. We anticipate operating income in the range of $215 million to $222 million, including $8 million of Curtiss-Wright pension plan expense, and fully diluted earnings per share (EPS) to be in the range of $2.55 and $2.65. Our EPS guidance assumes an average of 46 million shares outstanding and an effective tax rate of 36%. In addition, we are expecting free cash flow, defined as cash flow from operations less capital expenditures, to be between $70

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million and $80 million in 2008, which includes approximately $40 million for our EMD facility expansion in Cheswick, PA.

Mr. Benante concluded, “In 2007, we successfully executed our strategy, generating long-term shareholder value as a result of our strong, profitable growth and balanced capital deployment. We experienced double-digit organic growth in each of our segments and we made strategic acquisitions in commercial markets that we expect to provide accelerated growth in 2008 and beyond. Our confidence in our future performance is reflected in our 33% dividend increase which we announced last September. Despite indications of softness in the U.S. economy and challenging foreign exchange markets, we anticipate producing another year of double-digit profitable growth in 2008 based on our solid backlog, our key positions on long-term defense programs and the strong demand for our advanced technologies, which provide significant life cycle benefits for our customers. Since 2000, the beginning of the last economic downturn, we have continued to demonstrate our ability to produce organic growth while successfully reinvesting in both our technologies and select acquisitions in order to enhance our portfolio and market diversification and deliver superior value to our shareholders.”

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The Company will host a conference call to discuss the 2007 results and 2008 outlook at 10:00 A.M. EST Tuesday, February 12, 2008. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		Change	December 31,		Change
	2007	2006	%	2007	2006	%

Net sales	$497,671	$378,167	31.6%	$1,592,124	$1,282,155	24.2%
Cost of sales	333,277	250,720	32.9%	1,068,500	851,076	25.5%
Gross profit	164,394	127,447	29.0%	523,624	431,079	21.5%

Research & development expenses	12,448	10,310	20.7%	47,929	38,841	23.4%
Selling expenses	25,737	19,543	31.7%	92,129	76,547	20.4%
General and administrative expenses	65,064	51,913	25.3%	204,382	175,063	16.7%

Operating income	61,145	45,681	33.9%	179,184	140,628	27.4%

Other income, net	788	(407)	(293.6%)	2,369	(112)	(2215.2%)
Interest expense	(8,466)	(5,791)	46.2%	(27,382)	(22,894)	19.6%

Earnings before income taxes	53,467	39,483	35.4%	154,171	117,622	31.1%
Provision for income taxes	15,208	12,640	20.3%	49,843	37,053	34.5%

Net earnings	$38,259	$26,843	42.5%	$104,328	$80,569	29.5%

Basic earnings per share	$0.86	$0.61		$2.35	$1.84
Diluted earnings per share	$0.85	$0.60		$2.32	$1.82

Dividends per share	$0.08	$0.06		$0.28	0.24

Weighted average shares outstanding:
Basic	44,470	43,972		44,313	43,826
Diluted	45,219	44,575		44,979	44,334

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,	Change
	2007	2006	$	%
Assets
Current Assets:
Cash and cash equivalents	$66,520	$124,517	$(57,997)	(46.6%)
Receivables, net	392,918	284,774	108,144	38.0%
Inventories, net	241,728	161,528	80,200	49.7%
Deferred income taxes	30,208	32,485	(2,277)	(7.0%)
Other current assets	26,807	19,341	7,466	38.6%
Total current assets	758,181	622,645	135,536	21.8%
Property, plant, & equipment, net	329,657	296,652	33,005	11.1%
Prepaid pension costs	73,947	92,262	(18,315)	(19.9%)
Goodwill, net	570,419	411,101	159,318	38.8%
Other intangible assets, net	240,842	158,080	82,762	52.4%
Other assets	12,514	11,416	1,098	9.6%
Total Assets	$1,985,560	$1,592,156	$393,404	24.7%

Liabilities
Current Liabilities:
Short-term debt	$923	$5,874	$(4,951)	(84.3%)
Accounts payable	137,401	96,023	41,378	43.1%
Accrued expenses	103,207	81,532	21,675	26.6%
Income taxes payable	13,260	23,003	(9,743)	(42.4%)
Deferred revenue	105,421	57,305	48,116	84.0%
Other current liabilities	38,403	28,388	10,015	35.3%
Total current liabilities	398,615	292,125	106,490	36.5%
Long-term debt	510,981	359,000	151,981	42.3%
Deferred income taxes	62,416	57,055	5,361	9.4%
Accrued pension & other postretirement benefit costs	39,501	71,006	(31,505)	(44.4%)
Long-term portion of environmental reserves	20,856	21,220	(364)	(1.7%)
Other liabilities	38,406	29,676	8,730	29.4%
Total Liabilities	1,070,775	830,082	240,693	29.0%

Stockholders' Equity
Common stock, $1 par value	47,715	47,533	182	0.4%
Additional paid in capital	82,533	69,887	12,646	18.1%
Retained earnings	807,413	716,030	91,383	12.8%
Accumulated other comprehensive income	93,327	55,806	37,521	67.2%
	1,030,988	889,256	141,732	15.9%
Less: cost of treasury stock	116,203	127,182	(10,979)	(8.6%)

Total Stockholders' Equity	914,785	762,074	152,711	20.0%

Total Liabilities and Stockholders' Equity	$1,985,560	$1,592,156	$393,404	24.7%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2007	2006	Change	2007	2006	Change
Sales:
Flow Control	$254,551	$167,844	51.7%	$746,253	$548,121	36.1%
Motion Control	178,302	152,966	16.6%	591,032	509,462	16.0%
Metal Treatment	64,818	57,357	13.0%	254,839	224,572	13.5%

Total Sales	$497,671	$378,167	31.6%	$1,592,124	$1,282,155	24.2%

Operating Income:
Flow Control	$34,718	$23,641	46.9%	$73,476	$60,542	21.4%
Motion Control	21,211	21,806	(2.7%)	64,837	55,242	17.4%
Metal Treatment	12,326	10,755	14.6%	50,880	42,385	20.0%

Total Segments	68,255	56,202	21.4%	$189,193	$158,169	19.6%
Corporate & Other	(7,110)	(10,521)	(32.4%)	(10,009)	(17,541)	(42.9%)

Total Operating Income	$61,145	$45,681	33.9%	$179,184	$140,628	27.4%

Operating Margins:
Flow Control	13.6%	14.1%		9.8%	11.0%
Motion Control	11.9%	14.3%		11.0%	10.8%
Metal Treatment	19.0%	18.8%		20.0%	18.9%
Total Curtiss-Wright	12.3%	12.1%		11.3%	11.0%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Cash Provided by Operating	$92,943	$118,608	$139,136	$143,871
Activities
Capital Expenditures	(18,937)	(12,276)	(54,433)	(40,202)
Free Cash Flow (1)	$74,006	$106,332	$84,703	$103,669

Cash Conversion (1)	193%	396%	81%	129%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,500 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com